[LOGO]

                                [LETTERHEAD]

March 27, 2000

Wind River Systems, Inc.
500 Wind River Way
Alameda, CA  94501

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wind River Systems, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to (i) 1,738,345 shares of the Company's Common Stock, $.001 par value, pursuant to the Integrated Systems, Inc. 1988 Stock Option Plan (the "1988 ISI Plan"), (ii) 27,824 shares of the Company's Common Stock, $.001 par value, pursuant to the Dr. Design, Inc. 1991 Stock Option Plan (the "1991 Dr. Design Plan"), (iii) 211,600 shares of the Company's Common Stock, $.001 par value, pursuant to the Integrated Systems, Inc. 1994 Directors Stock Option Plan (the "ISI Directors Plan"), (iv) 27,317 shares of the Company's Common Stock, $.001 par value, pursuant to the Epilogue Technology Corporation 1994 Stock Option Plan (the "1994 Epilogue Plan"), (v) 2,061,812 shares of the Company's Common Stock, $.001 par value, pursuant to the Integrated Systems, Inc. 1998 Equity Incentive Plan (the "ISI 1998 Plan") and (vi) 2,600,000 additional shares pursuant to the Company's 1998 Equity Incentive Plan (together with the 1988 ISI Plan, the 1991 Dr. Design Plan, the ISI Directors Plan, the 1994 Epilogue Plan and the ISI 1998 Plan referred to as the "Plans").

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:      /s/ Andrea Vachss
   ------------------------------
         Andrea Vachss, Esq.